Exhibit 10.46

BOXLIGHT CORPORATION

Supplement to Inventory Finance Agreement

June 23, 2025

THIS SUPPLEMENT TO INVENTORY FINANCE AGREEMENT (“Agreement”) is being entered into this 23rd day of June 2025 (the “Effective Date”) by and between BOXLIGHT CORPORATION, a corporation organized and existing under the laws of the State of Nevada (the “Company”), and J.J. ASTOR & CO., a corporation organized and existing under the laws of the State of Utah, or permitted assigns (the “Inventory Purchaser”). The Company and the Inventory Purchaser are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, on May 28, 2025 the Company and the Inventory Purchaser entered into an Inventory Finance Agreement (the “Prior Agreement” and together with this Agreement, the “Agreements”) pursuant to which the Inventory Purchaser agreed to provide the Company and certain of its Affiliates (hereinafter defined) inventory financing (the “Inventory Financing”) up to a maximum of Six Million Dollars ($6,000,000), the proceeds of which shall be used solely to enable the Company to finance a maximum of eighty percent (80%) of the purchase price for Interactive Flat Panels and related peripherals finished goods inventory (hereinafter referred to as the “Products”) that the Company or Affiliates shall purchase from SHIYUAN(HK) Ltd., the Company’s primary contract manufacturer and supplier of the Products (the “Supplier”); and

WHEREAS, in addition to the Inventory Financing being provided under the Prior Agreement, the Company now desires to enter into this Agreement in order to obtain Inventory Financing under both the Prior Agreement and this Agreement up to a maximum of Six Million Dollars ($6,000,000), the proceeds of which shall be used solely to enable the Company and certain of its United States subsidiaries , including Boxlight Inc., (the “Affiliates”) to finance the payment of the twenty percent (20%) deposit (the “Deposit”) required to be provided to the Supplier toward the purchase of Products from the Supplier; and

WHEREAS, the Company and its Affiliates have entered into a sales and purchase agreement with the Supplier and WAH LEE INDUSTRIAL CORP., a corporation organized under the laws of the People’s Republic of China (“Wah Lee”) dated as of January 1, 2021, as the same may be amended or restated (the “Purchase Agreement”) pursuant to which, inter alia, (a) the Supplier agreed to sell Products to the Company specified in each of the Company’s purchase orders for such Products, (b) the Company agreed to pay a 20% Deposit against the purchase price of the Products as specified in each such purchase order and Wah Lee agreed to pay within three (3) Business Days of accepting a purchase order the Deposit received from the Company to the Supplier and further agreed to finance the balance of such purchase price and pay the Supplier within three days prior to the Company’s confirmation that the Products meet the specification set forth in the purchase order and in no event later than one day prior to Supplier’s shipment of the Products, and (c) the Company agreed repay Wah Lee the entire financed amount(s) not later than 90 days after the Products set forth in the applicable purchase order have been delivered in the United States; and

WHEREAS, the Company has requested that the Inventory Purchaser provide the Deposit to Wahlee or otherwise finance the Company’s provision of such Deposit; and

WHEREAS, the Inventory Purchaser is willing to provide such Inventory Financing upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements of the Parties set forth herein, it is hereby agreed as follows.

TERMS OF AGREEMENT

1.0 Definitions. Unless otherwise defined in the body of this Agreement, the following terms shall have the meanings defined below.

1.1 “Agreements” shall mean the collective reference to the Prior Agreement and this Agreement.

1.2 “Company Customer” shall mean any Person or Persons who (a) purchases the Products from the Company pursuant to the terms of any purchase order between the Company and the Company Customer, whether or not furnished to the Inventory Purchaser, and (b) pays the purchase price for such Products to the Company.

1.3 “Company Payment Date” shall have the meaning as that term is defined in Section 3.2(a).

1.4 “Company Payment Obligation” in the event that (a) the Company shall repurchase the Products from the Inventory Purchaser and take title to such Products on or before the Repurchase Date, or (b) if such Products have been sold and delivered by the Inventory Purchaser to a Company Customer, in either event shall mean the Company’s obligation to pay the Inventory Purchaser an amount that shall be equal to $1.0535 for each eighty cents ($0.80) advanced by the Inventory Purchaser in respect of such Inventory Purchase Amount(s). The Parties agree that this definition of Company Payment Obligation shall also apply to the definition of the same term in the Prior Agreement. For the avoidance of doubt, if for example, the Products in a specified and purchase order mutually agreed upon by the Company or its Affiliate, the Supplier and Wah Lee costs $100,000 and the Inventory Purchaser provides a $20,000 Deposit, the Company Payment Obligation to the Inventory Purchaser would be $21,337.50.

1.5 “Default Amount” shall mean upon the occurrence and continuation beyond of any default in the Inventory Purchaser being Paid in Full for any or all of the Company Payment Obligations, the then amounts owed under all such Company Payment Obligations shall be increased to 110% of such the aggregate amounts owed thereunder and shall accrue interest thereon at the rate of 19% per annum, compounded daily.

1.6 “Deposit” unless otherwise agreed to by the Parties, shall mean twenty percent (20%) of the applicable purchase price for the applicable Products set forth in each Purchase Order and Invoice.

1.7 “Early Termination Date” shall mean the date that the Inventory Purchaser elects to terminate this Agreement prior to the expiration of its Term by reason of the occurrence and continuation of an Event of Default, including a default in the payment of any of the outstanding Inventory Purchase Amounts.

1.8 “Inventory Purchase Amount(s)” shall mean the dollar amounts to be paid from time to time during the Term of this Agreement by the Inventory Purchaser to Wah Lee following each occasion that (a) the Company shall enter into a Purchase Order and Invoice with the Supplier and Wah Lee for the purchase of Products from the Supplier for the Products set forth in the applicable Purchase Order and Invoice, and (b) the Inventory Purchaser shall subsequently elect to pay to Wah Lee by wire transfer of funds to Wah Lee an amount representing the 20% Deposit of the purchase price of the applicable Products set forth in the applicable Purchase Order and Invoice and take title to such Products. The definition of Inventory Purchase Amount(s) set forth in the Prior Agreement shall continue to apply with respect to advances made by the Inventory Purchaser under such Prior Agreement.

1.9 “Monitoring Fee” shall mean $5,000 per month payable by the Company to the Inventory Purchaser to cover anticipated costs to be incurred by Inventory Purchaser in monitoring the transactions covered by both of the Agreements.

1.10 Intentionally Omitted.

1.11 “Origination Fee” shall mean the sum of $60,000 payable by the Company to the Inventory Purchaser on the Effective Date covering both of the Agreements.

1.12 “Paid in Full” means with respect to each of the Inventory Purchase Amounts the payment in full of the applicable Company Payment Obligation associated with such Inventory Purchase Amount, together with all Monitoring Fees and other outstanding costs and expense incurred by Inventory Purchaser referred to in Section 2.04.

1.13 “Products” shall have the meaning as that term is defined in the Recitals.

1.14 “Purchase Agreement” shall mean the agreement between the Company, the Supplier and Wah Lee in the form of Exhibit A annexed hereto, as the same may be amended or restated from time to time with the prior written consent of the Inventory Purchaser.

1.15 “Supplier” shall have the meaning as that term is defined in the Recitals

1.16 “Supplier Acknowledgement” means, on each occasion that the Company makes an Advance Request, it shall provide the Inventory Purchaser, in addition to the applicable Purchase Order and Invoice, a written statement from the Supplier acknowledging that title and ownership of the Products subject to such Purchase Order and Invoice shall be vested solely in the Inventory Purchaser.

1,17 “Term” shall mean the term of this Agreement which shall be one year from the Effective Date, unless such term shall be extended by mutual agreement of the Parties or earlier terminated by the Inventory Purchaser; provided however that all Inventory Purchase Amounts, default interest if applicable, and other fees payable to the Inventory Purchaser shall have been Paid in Full on the expiration of the Term or thereafter or in connection with any early termination of the Term requested by the Company.

1.18 “Transaction Documents” mean the collective reference to this Agreement, and all resolutions and other exhibits to this Agreement, including the Purchase Agreement (Exhibit A), the form of the Advance Request (Exhibit B), the Bill of Sale (Exhibit C) and the Supplier Acknowledgement.

1.19 “Unused Inventory Advance Amount Fee” shall mean 5.50% of the amount by which the aggregate Inventory Purchase Amount(s) (as that term is defined in both Agreements) at the expiration of the Term or the Early Termination Date (as applicable) of both of the Agreements shall be less than the $6,000,000 maximum Inventory Financing; which Unused Inventory Advance Amount Fee shall be paid monthly within 7 days after the end of each month, pro-rated based on the daily unused balance of the total Inventory Financing.

2.0 Mutual Agreements of the Parties.

2.1 Requests for and Disbursement of Advances.

On each occasion during the Term of this Agreement that the Company shall request a cash payment by the Inventory Purchaser to the Supplier or the Company for the applicable Inventory Purchase Amount (each an “Advance”), the Company shall (a) deliver to the Inventory Purchaser a request in the form and content attached hereto as Exhibit B (the “Advance Request”), (b) a copy of the Purchase Order and Invoice together with evidence reasonably satisfactory to the Inventory Purchaser that Wah Lee or other financing source on terms acceptable to the Inventory Purchaser intends to pay the 80% balance of the purchase price for the Products described in such Purchase Order and Invoice, (c) a bill of sale from the Company to the Inventory Purchaser transferring title to the Products described in such Purchase Order and Invoice to the Inventory Purchaser and in form and content annexed hereto as Exhibit C (the “Bill of Sale”), and (d) the Supplier Acknowledgement in form and content acceptable to the Inventory Purchaser. If Inventory Purchaser, in its discretion, elects to make the Inventory Purchase Amount, then, subject to the terms of this Agreement, the Inventory Purchaser shall promptly schedule a wire transfer of immediately available funds, representing the Inventory Purchase Amount of the applicable Invoice and Purchase Order to the Wah Lee for the 20% Deposit against the purchase price for the Products set forth in the Purchase Order and Invoice.

2.2 Alternate Suppliers. In the event that for any reason the Company wishes to engage vendors for the Products other than the Supplier named herein (an “Alternate Supplier”) and requests the Inventory Purchaser to provide an Inventory Purchase Amount to such Alternate Supplier under this Agreement, such Alternate Supplier shall be subject to the prior written approval of the Inventory Purchaser and it is hereby authorized to communicate with and get information from such Alternate Supplier.

2.3 Maximum Inventory Purchase Amount The aggregate Inventory Purchase Amount(s) to be funded by the Inventory Purchaser under both Agreements shall at no time exceed the amount of Six Million Dollars ($6,000,000), unless otherwise approved in advance by the Inventory Purchaser.

2.4 Inventory Purchaser Fees. The Company will reimburse the Inventory Purchaser for all wire fees, third-party and other expenses incurred in connection with the Agreement, including bank related fees. In addition, and subject to its receipt of wire instructions, simultaneous with the execution and delivery of this Agreement, the Company shall pay to Barton LLP, counsel to the Inventory Purchaser, the sum of $10,000 to reimburse the Inventory Purchaser for the fees and disbursements of its legal counsel. In addition, the Company will reimburse the Inventory Purchaser for its outstanding costs and expenses related to shipment, storage, and transportation of the Products, insurance, and all other related expenses. Purchaser will invoice the Company monthly for any payments not paid directly by the Company and Company will make payment within 7 days of receipt of the invoice.

2.5 Conditions to Funding Inventory Purchase Amount(s). In addition to the other conditions set forth in this Section 2.0, the Inventory Purchaser’s commitment to provide any one or more Inventory Purchase Amount(s) pursuant to this Agreement and the Prior Agreement shall include the receipt of evidence from the Company contemporaneous with each Advance Request and in form and content satisfactory to the Inventory Purchaser that the Company has received commitments for future purchase orders for the Products from applicable Company Customers that are being financed and paid for by the Inventory Purchaser from the applicable Inventory Purchase Amount.

3.0 Covenants and Agreements.

3.1 Title to and Delivery of Products.

(a) Pursuant to the Bill of Sale duly executed by the Company or its applicable Affiliate in favor of the Inventory Purchaser, the Inventory Purchaser shall receive and retain title to and ownership of the Products that have been paid for in part from each Advance of an Inventory Purchase Amount. Notwithstanding anything to the contrary, express or implied contained in this Agreement, the Inventory Purchaser shall be under no obligation to pay any applicable Inventory Purchase Amount to Wah Lee or the Supplier or any Alternate Supplier, unless and until the Inventory Purchaser has received the Bill of Sale granting to the Inventory Supplier full ownership title and interest in and to the applicable Product or Products that are subject to such Inventory Purchase Amount being financed by the Inventory Purchaser. In such connection, the Parties acknowledge that the Company will not receive or own title to the applicable Products unless and until it purchases such Products from the Inventory Purchaser by paying the full Company Payment Obligation to the Inventory Purchaser. In addition, (i) if the provisions of this Agreement (as opposed to the Prior Agreement) shall apply, the Company covenants and agrees that the 80% balance of the purchase price for all Products set forth in the applicable purchase order shall be financed by Wah Lee or other financing source on terms acceptable to the Inventory Purchaser and (ii) neither Wah Lee nor any other acceptable financing source shall have a lien on or security interest in such Products under either of the Agreements. The provisions of Section 3.1(a) of the Prior Agreement are hereby deleted and this Section 3.1(a) shall be deemed for all purposes to be applicable to and incorporated in both the Prior Agreement and this Agreement.

(b) The obligation of the Company or its applicable Affiliate to deliver a Bill of Sale for the Products to the Inventory Purchaser shall also apply to and shall be a required delivery under the Prior Agreement.

(c) All such Products shall be delivered by the Supplier or other acceptable vendor to CTE, a third-party logistics company designated by the Company to a warehouse location in the name of the Inventory Purchaser located in the State of Washington that is acceptable to the Inventory Purchaser (the “Inventory Warehouse”). In no event shall any Products leave the Inventory Warehouse unless and until all Company Payment Obligations for such Products shall have been paid in full, and upon approval of the Inventory Purchaser, unless otherwise agreed in writing by the Inventory Purchaser.

(d) The Company hereby represents, warrants, covenants and agrees with the Inventory Purchaser that the Company (i) shall not enter into, modify, change or amend in any respect any agreement(s) with Wah Lee, including the Purchase Agreement, without the prior written consent of the Inventory Purchaser, (ii) shall not breach or otherwise default in the timely performance of its obligations under the Purchase Agreement, and (iii) shall comply in all material respects with the terms of this Agreement and the Prior Agreement.

(e) The Parties hereto each acknowledge and agree that this Agreement supplements and does not amend or restate any of the provisions of the Prior Agreement which shall continue to remain in full force and effect, except for those provisions of the Prior Agreement that have been amended pursuant to this Agreement. Accordingly, and for the avoidance of doubt, the Inventory Purchaser reserves the right at its discretion, based on the applicable Advance Request by the Company under this Agreement or the Prior Agreement to provide Inventory Purchase Amount(s) representing either (i) the 20% Deposit to be applied toward payment of the purchase price of the applicable Products set forth in the applicable Purchase Order and Invoice, or (ii) the balance of the purchase price of the applicable Products set forth in the applicable Purchase Order and Invoice, up to an amount not to exceed 80% of such purchase price.

(f) All references in this Agreement to the “Company” mean and include, and each of the Agreements shall be deemed to be binding upon, each of Boxlight Corporation and Boxlight, Inc., as well as any other United States Affiliate of the Company entering into a purchase order for Products, as though each of such Persons were a party signatory to such Agreements.

3.2 Company Payment Obligations; Sales of Products; Default Amounts.

(a) All Company Payment Obligations in respect of each Inventory Purchase Amount paid by the Inventory Purchaser must be paid by the Company by a date which shall be not later than ninety (90) calendar days from the date that the Inventory Purchaser funds each Inventory Purchase Amount to Wah Lee or the Supplier (each a “Company Payment Date”).

(b) In the event that the applicable Company Payment Obligations covering the applicable Inventory Purchase Amount has been Paid in Full, the Company or its Affiliate shall purchase the Products from the Inventory Purchaser and the Inventory Purchaser shall notify and cause CTE or other disbursing agent to deliver to a location designated by the Company or on behalf of its Company Customer the applicable Products referred to in the Purchase Order and Invoice.

(c) In the event and to the extent that any Company Payment Obligations shall not be Paid in Full on the applicable Company Payment Date, then and in such event:

(i) the Inventory Purchaser may demand immediate payment from the Company and by written notice to the Company accelerate the Company Payment Obligations (the “Acceleration Notice”) accelerate all of the then outstanding Company Payment Obligations, and may thereafter commence suit in any State or Federal court of competent jurisdiction in the State of Utah and enforced in any court of comparable jurisdiction in the State of Georgia;

(ii) all Products then in the Inventory Warehouse shall be retained therein and not transferred or assigned by CTE, the Company or any other individual, corporation, limited liability company or partnership (each a “Person”) without the prior written consent and approval of the Inventory Purchaser; and

(iii) unless the Company shall have Paid in Full all outstanding Company Payment Obligations by a date which shall be not later than 90 calendar days following the Company’s receipt of the Acceleration Notice, the Inventory Purchaser may elect to sell the Collateral to any Person at any public or private sale (a “Collateral Sale”) and the Company shall be liable to the Inventory Purchaser for any difference between

(x) the sum of (A) the then aggregate amounts owed by the Company under all of the Company Payment Obligations as increased to the Default Amounts, (B) the applicable Unused Inventory Advance Amount Fee (if any), which shall become due and payable, and (C) all of the Inventory Purchaser’s additional costs and expenses incurred following the failure by the Company to pay all of such Company Payment Obligations as increased to the Default Amounts, including legal fees, and

(y) the amounts, if any, paid to the Inventory Purchaser in connection with such by the Company (the “Deficiency Amount”) to effect a Paid in Full of all such Inventory Purchase Amounts and Unused Inventory Advance Amount Fee, the monitoring fee and reimbursement of the Inventory Purchaser’s costs and expenses.

The Company agrees that 10 calendar days prior written notice by Inventory Purchaser of the time and place of any proposed public or private Collateral Sale is adequate notice under the UCC and applicable Georgia law, and acknowledges that the Company may bid in at any Collateral Sale at a cash price that is greater than offered to the Inventory Purchaser by a third Person.

(iv) To the extent that the Inventory Purchaser shall, after its receipt or reimbursement of any Deficiency Amount have been Paid in Full of all Company Payment Obligations (including the Default Amount) and the Unused Inventory Advance Amount Fee, the monitoring fee and reimbursement of the Inventory Purchaser’s costs and expenses, the, Inventory Purchaser shall pay such excess amount (if any) to the Company, if any.

(v) For the avoidance of doubt, if any of the provisions of this Section 3.2(c) shall become applicable, the Inventory Purchaser shall be under no legal obligation to pay the Company for any Deposit previously paid.

4.0 Notices. Any notice contemplated under this Agreement, or any related document must be in writing and addressed to the party to be notified at the party’s address set forth below or at such other address as the party may designate from time to time by written notice. A notice shall be deemed to have been validly served, given and delivered:

(a) the next business day after such notice was delivered to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment of such fees, or

(b) upon receipt during the recipient’s normal business hours of notice given by electronic mail, registered mail, or personal delivery (including overnight courier):

If to the Company:	Boxlight Corporation 2750 Premiere Pkwy Suite 900 Duluth, GA 30097

With a copy (which shall not constitute notice) to:	Henry Nance, Disbursement Agent 2750 Premiere Pkwy, Suite 900 Duluth, GA 30097

If to the Inventory Purchaser:	J.J. Astor & Co. 26 S Rio Grande St #2072 Salt Lake City, UT 84101 Attn: Michael Pope, CEO

With copies to:	Barton LLP 711 Third Avenue, 14th floor New York, NY 10017 Attn: Stephen A. Weiss, Esq.

-and

Henry Nance, Disbursement Agent 2750 Premiere Pkwy, Suite 900 Duluth, GA 30097

5.0 Miscellanous

5.1 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.1 Entire Agreement.

This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements with respect to the subject matter hereof and thereof.

5.2 Severability.

The invalidity or unenforceability of any provision in this Agreement shall not affect the validity or enforceability of any other provision.

5.4 Appointment of Disbursement Agent.

Inventory Purchaser will appoint its Disbursement Agent and will coordinate with Henry Nance, President of the Company in connection with Advance Requests from the Company, coordinate Advances from the Inventory Purchaser, and to coordinate payments to the Inventory Purchaser. Hank Nance shall have no responsibilities other than set forth in this Agreement and shall have no liability to the Inventory Purchaser. The Company and Inventory Purchaser acknowledge that Hank Nance is acting only as accommodation to, and at the request of, the Company and Inventory Purchaser, and is not receiving compensation for providing this service. Disbursement Agent appointed by the Inventory Purchaser may resign upon 45 days written notice to the Company and the Inventory Purchaser.

5.5 Waiver of Conflicts and Informed Written Consent. Each of the Parties has executed and delivered to Barton LLP a waiver of conflicts and informed written consent letter dated May 15, 2025 (the “Conflicts Waiver Letter”) which is incorporated herein by this reference.

5.6 Purchase Agreement

The Company, Wah Lee and the Supplier have entered into a Purchase Agreement in the form of Exhibit A annexed hereto. The Company hereby agrees to indemnify, defend and hold harmless the Inventory Purchaser and all shareholders, officers, employees, directors and representatives of the Inventory Purchaser (the “Indemnified Parties”) from and against any obligations, liabilities, costs or expenses (collectively, “Losses”) incurred by any party to such Purchase Agreement, including without limitation, product performance, trademark and patent infringement, quality, and agreed and stated payment terms provided for therein.

5.7 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the federal and state courts sitting in the County of Salt Lake in Salt Lake City, Utah (the “Utah Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Utah Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, Action or Proceeding, any claim that it is not personally subject to the jurisdiction of such Utah Courts, or such Utah Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Transaction Documents or the transactions contemplated hereby. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such Action or Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such Action or Proceeding.

5.8 ‘Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Notes.

5.9 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format datafile, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

5.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth hereinshall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.11 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Inventory Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Inventory Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

5.12 Replacement of the Inventory Purchase Amounts. If any certificate or instrument evidencing the Inventory Purchase Amounts, including a Bill of Sale, is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new Bill of Sale, certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new Bill of Sale, certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement the Bill of Sale, certificate or instrument.

5.13 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Inventory Purchaser and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.14 Payment Set Aside. To the extent that the Company makes a payment or payments to the Inventory Purchaser pursuant to any Transaction Document or the Inventory Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.15 Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

5.17 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.18 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

Signature page follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

BOXLIGHT CORPORATION

By:	/s/ Henry F Nance
Henry F Nance
Chief Operating Officer

By:	/s/ Greg Wiggins
Greg Wiggins
Chief Financial Officer

INVENTORY PURCHASER:

J.J. ASTOR & CO.

By:	/s/ Michael Pope
Michael Pope, CEO

EXHIBIT A: FORM OF PURCHASE AGREEMENT

See attached

EXHIBIT B: FORM OF ADVANCE REQUEST

See attached

Exhibit B to Inventory Purchase Agreement

Boxlight Corporation

2750 Premiere Pkwy

Suite 900

Duluth, GA 30097

______________, 20__

J.J. Astor & Co.

26 S Rio Grande St #2072
Salt Lake City, UT 84101
Attn: Michael Pope, CEO

Re:	Advance Request

Gentlemen:

Reference is made to the Amended and Restated Inventory Purchase and Finance Agreement dated June 20, 2025 (the “Agreement”). All capitalized terms when used herein have the same meaning as they are defined in the Agreement.

Please be advised that Boxlight Corporation has request that J.J. Astor & Co., as Inventory Purchaser under the Agreement make a $_______ deposit representing 20% of the purchase price for the Products set forth in the Purchase Order and Invoice between the Company and the Supplier named therein; a true copy of which Purchase Order and Invoice accompanies this Advance Request.

We hereby request that you as Inventory Purchaser wire payment of $_______ to the [Supplier][the Company] representing the 20% Deposit of the purchase price for the Products set forth in such Purchase Order and Invoice. Prior to making such payment, the Company hereby agrees to deliver to you the Bill of Sale annexed hereto, and prior to funding, the Supplier will acknowledge in writing pursuant to an acknowledgement that is satisfactory to you, to the effect that upon payment of such amount the Inventory Purchaser will receive full ownership title and interest in and to the applicable Product or Products that are subject to such Inventory Purchase Amount.

In the event that we shall request that you wire such Deposit payment to the Company we will immediately wire the same to the Supplier.

This Advance Request is being made on behalf of the undersigned and all of its Affiliates referred to in the Agreement.

Very truly yours,

Boxlight Corporation

By;
Name:
Title: